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                                                                   EXHIBIT 99.1

[POWELL INDUSTRIES INC LOGO APPEARS HERE]
                                                                  PRESS RELEASE



                                   Contacts: Don R. Madison, CFO
                                             Powell Industries, Inc.
                                             713-947-4422

                                             Ken Dennard / kdennard@drg-e.com
                                             Karen Roan / kroan@drg-e.com
                                             DRG&E
                                             713-529-6600


                            POWELL INDUSTRIES REVISES
                      SECOND QUARTER AND FULL YEAR OUTLOOK

                COMPANY SUBSIDIARY ALSO ANNOUNCES CONTRACT AWARD


HOUSTON -- MAY 8, 2003 -- Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced that it has revised its second quarter and full year outlook.

         Based upon preliminary review, Powell Industries now expects fiscal second quarter earnings to range between $0.17 and $0.19 per diluted share and full year 2003 earnings to range between $0.60 and $0.75 per diluted share before change in accounting principle. Full year 2003 revenue is expected to range between $240 million and $250 million and free cash flow is expected to range between $20 million and $25 million.

         This outlook revision is primarily due to the continued deterioration of the markets the company serves and project delays that have been pushed back further or replaced with lower margin business.

         "While we are coming off the longest up cycle of six to seven years that we have seen in the company's 56 years of doing business, the dramatic falloff in available business in all of our electrical sectors, combined with radical and intensive price competitiveness, has led us to further revise our outlook," stated Thomas W. Powell, chairman and chief executive officer. "We continue to take additional steps to reduce our costs to better match anticipated revenues."

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         Additionally, Powell Industries, announced today that a joint venture led by its subsidiary, Transdyn Controls, Inc., has been awarded a contract from the Port Authority of New York & New Jersey to design and build Intelligent Transportation Systems for the Holland and Lincoln Tunnels. The contract is valued at approximately $42 million. The Joint Venture awarded the contract includes Transdyn Controls, Inc. and Parsons Transportation Group of New York, Inc. (PTG). The Transdyn portion of the Joint Venture is approximately 90% of the total.

         "Under the 28-month contract, the Transdyn/PTG Joint Venture will design and deliver the project on an expedited basis," added Powell. "The contract will include closed circuit video surveillance, incident and stopped vehicle detection, electronic message signs necessary for emergency management, communication equipment, and high-availability computer systems. The systems will be managed by Transdyn's DYNAC ATMS(TM) software product. The award will be included in our fiscal second quarter backlog results and is included in our revised guidance for 2003."

         Powell Industries is scheduled to release actual second quarter results on Thursday, May 29, 2003.

CONFERENCE CALL

         Powell Industries has scheduled a conference call for Friday, May 9, 2003, at 9:00 a.m. eastern time to discuss the revised outlook and contract award. To participate in the conference call, dial (303) 262-2140 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until Friday, May 16, 2003. To access the replay, dial (303) 590-3000 using a passcode of 538602.

         Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting www.drg-e.com. To listen to the live call on the web, please visit the web site at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call and will remain available for approximately 30 days at www.drg-e.com.

         Powell Industries, Inc., headquartered in Houston, TX, designs, manufactures and services equipment and systems for the management and control of electrical energy and other critical processes. Powell provides products and services to the transportation, environmental, industrial and utility industries. For more information, please visit www.powellind.com.

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Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainty in that actual results may differ materially from those projected in the forward looking statements. In the course of operations, we are subject to certain risk factors, including but not limited to competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

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